EXECUTIVE COMPENSATION AGREEMENT

between

WORLD FINANCIAL SYSTEMS COMPANY LTD.

and

DONALD STUART APPEL

This Agreement is made this 10th day of June 2002, by and between WORLD FINANCIAL SYSTEMS COMPANY LTD., a Nevada corporation ("WORLD"), and DONALD STUART APPEL, ("APPEL").

WHEREAS, WORLD is engaged in the business of conversion of collectibles; and

WHEREAS, WORLD desires to retain the services of APPEL in the capacity of its Chairman.

NOW THEREFORE, IT IS AGREED

SECTION 1. EMPLOYMENT

1.1 EXECUTIVE EMPLOYMENT, WORLD appoints APPEL and APPEL accepts the appointment as Chairman until June 09, 2007.

1.2 ADVISORY PERIOD. If Appel's Executive Employment is terminated as provided in paragraph (1.1) above, or in any other manner, he shall nevertheless be retained thereafter by WORLD as an advisor and consultant until June 1, 2007.

SECTION 2. DUTIES.
APPEL shall serve as Chairman and Chief Executive Officer of WORLD, with such duties as are customarily associated with such position in public corporations and specifically as set out in the By-Laws of WORLD.

SECTION 3. EXTENT OF SERVICES
APPEL shall devote his best efforts, attention, and energies to the performance of his duties as set out above. The duties shall be rendered at the WORLD facilities in Cyprus, or at such other place or places and at such times as the needs of WORLD may from time-to-time dictate.

Nothing in this Agreement shall preclude APPEL from conducting other business or holding official positions or directorships in other entities, the activities of which do not directly conflict with APPEL's duties and responsibilities as Chairman and Chief Executive Officer of WORLD.

SECTION 4. TERM
The term of this Agreement shall begin on June 10, 2002 (the "Effective Date"), and shall continue for a five year period. The parties presently anticipate that the employment relationship may continue beyond this five-year term.

SECTION 5. EXECUTIVE COMPENSATION

5.1 BASE SALARY.
WORLD will pay to APPEL no base salary until World has achieved five million dollars ($5,000,000) in assets. At that point APPEL will receive a base salary in the amount of One Hundred Fifty Thousand Dollars ($150,000), payable in accordance with WORLD'S standard payroll procedures but no less frequently than monthly, at the election of APPEL.

5.2 SUPPLEMENTAL SALARY
(a) APPEL'S Base Salary at the rate of $150,000 plus 25% in cash per annum will be paid beginning from the first day of the month following the quarter in which WORLD achieves assets of $10,000,000.

(b) When WORLD achieves first fiscal year asset of $10,000,000, APPEL will be entitled to a 50% increase in base salary over and above any quarterly increases. This newly calculated Base Salary will then become the Base Salary for the next year of employment.

(c) APPEL's increased Base Salary plus 25% in cash per annum will be paid beginning from the first day of the month following the quarter in which WORLD achieves assets of $15,000,000.

(d) When WORLD achieves second year $15,000,000 in assets, APPEL will be entitled to a 50% increase in base salary over and above any quarterly increases. This newly calculated Base Salary will then become the Base Salary for the third year of employment.

(e) The same procedure will be followed for determining APPEL'S compensation in the third through fifth years of this Agreement, with the corporate assets threshold for quarterly and annual increase negotiated with the Board of Directors prior to the beginning of the third, fourth and fifth years of this Agreement, except that at no time will APPEL's Base Salary be less than that determined at the beginning of the third year of employment. Said supplemental salary shall be effective throughout the executive period and the advisory period of employment.

(f) Notwithstanding the goals set out above, in the event that WORLD has substantially advanced towards its goals and objectives during any quarter, and other advances have been made such as acquisition of businesses or properties, APPEL shall be entitled to a supplemental salary amount for the following quarter and/or lump sum bonus in an amount set by the Board of Directors.

(g) APPEL shall be entitled to a lump sum supplement, consisting of options to purchase 250,000 shares of WORLD common stock at a strike price of $0.25 per share at the time WORLD'S common stock is accepted for trading on NASDAQ (small cap), American Stock Exchange or other recognized stock exchange.

5.3 BONUSES.
APPEL shall be eligible to receive a discretionary bonus for each year (or portion thereof) during the term of this Agreement and any extensions thereof, with the actual amount of any such bonus to be determined in the sole discretion of the Board of Directors based upon its evaluation of APPEL's performance during such year.

SECTION 6 EXECUTIVE BENEFIT PACKAGE

6.1 INSURANCE BENEFITS.
Medical, dental and optical insurance for APPEL and APPEL'S family shall be paid by WORLD. In addition, APPEL shall be entitled to receive a supplemental medical, dental and optical compensation benefit, an amount when placed with the amount payable the insurance policies referenced above shall equal one hundred percent (100%) of the cost of medical treatment for APPEL and APPEL'S immediate family.

6.2 DISABILITY BENEFITS.
In the event APPEL should become disabled during the period of his executive employment, his salary shall continue at the same rate it was on the date of such disability. If such disability continues for a period of five consecutive months (or APPEL shall die), WORLD may at its option thereafter, upon written notice to APPEL or his Personal Representative, terminate his executive employment. In such event the advisory period shall commence immediately upon such termination of employment of APPEL. If APPEL shall receive any disability payments from any insurance policies paid for by WORLD, payments to APPEL during any period of disability shall be reduced by the amount of the disability payments received by APPEL under such insurance policy or policies. For the purposes of this agreement, disability shall mean mental or physical illness or condition rendering APPEL incapable of performing his normal duties with WORLD.

6.3 VACATION BENEFITS.
APPEL shall be entitle to four (4) weeks of vacation leave per year for each year of the contract period including the executive and advisory period, cumulative at the Option of APPEL.

6.4 AUTOMOBILE BENEFITS.
APPEL shall receive annually an automobile of a make and model of his selection for his use. Provided, however, that any amount of expenditure in excess of that proscribed as an ordinary and necessary business expense by the Internal Revenue Service shall be deducted from the base salary as set out above. APPEL shall have the option of accepting a cash disbursement equal to the amount set out above for the use of his private automobile. In addition, APPEL shall receive reimbursement for all reasonable and necessary expense necessary for the maintenance and upkeep of said automobile including repairs, gasoline, oil and insurance.

6.5 DEATH BENEFITS.
If APPEL shall die between the date of this agreement and June 9, 2007, compensation payments hereunder shall not cease and WORLD shall pay to APPEL'S widow if she survives him, or if she shall not survive him to his estate, in equal month installments in an amount equal to the advisory compensation provided for above. Such payments shall commence with the month following the date of death. Said amount shall not be less than two years' base salary plus medical, dental, and optical coverage for at least two (2) years, if less time is remaining on subject contract.

6.6 EMPLOYMENT BENEFITS.
This agreement is not intended to and shall not be deemed to be in lieu of any rights, benefits, and privileges to which APPEL may be entitled as an employee of WORLD under any retirement pension, profit-sharing, insurance, hospital, automobile or other plans which now may be in effect or which may hereinafter be adopted, it being understood that APPEL shall have the same rights and privileges to participate in such plans and benefits as any other employee during this period providing such benefits are at least equal to those provided herein.

SECTION 7 STOCK AND STOCK OPTIONS

7.1 It is acknowledged that APPEL owns a substantial number of shares of common stock in WORLD and further, that

(a) WORLD shall register for public trading with the Securities and Exchange Commission at least ten percent (10%) of the common shares owned by APPEL per year for each year of the contract beginning with the second year of the contract or the first listing of securities, whichever shall occur first.

(b)In the event of a voluntary termination by APPEL and WORLD, WORLD shall register the balance of stock owned by APPEL pro-rata over two (2) years following such termination in the event such stock is not sooner sold.

(c) In the event of involuntary termination or an offer is made by a single purchaser or group of purchasers and accepted by WORLD for 51% or more of the outstanding common stock of WORLD, all remaining shares of stock owned by APPEL shall be registered for public trading immediately.

7.2 APPEL is entitled to receive stock distributions of fully paid and non-assessable common stock of WORLD, in addition to any other stock options APPEL may be entitled to, as described in Exhibit A to this Agreement, entitled "Key Employee Stock Option Plan".

SECTION 8 TERMINATION

8.1 TERMINATION FOR CAUSE
Termination For Cause may be effected by WORLD at any time during the term of this Agreement and shall be effected by written notification to APPEL. Provided, however, APPEL shall be given 30 days from the date of delivery of such notification to cure the defect set out in the notice. Upon Termination For Cause, APPEL shall promptly be paid all accrued salary, bonus compensation to extent earned, vested deferred compensation (other than pension or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plan of WORLD in which APPEL is a participant to the full extent of APPEL's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by APPEL in connection with his duties hereunder, all to the date of termination.

8.2 TERMINATION OTHER THAN FOR CAUSE
Notwithstanding anything else in this Agreement, WORLD may effect a Termination Other Than For Cause at any time upon giving written notice to APPEL of such termination. Upon any Termination Other Than For Cause, APPEL shall promptly be paid all accrued salary, bonus compensation to extent earned, vested deferred compensation (other than pension or profit sharing plan benefits which will be paid in accordance with the applicable plan), and benefits under any plans of WORLD in which APPEL is a participant to the full extent of APPEL's rights under such plans, (including accelerated vesting, if any, of awards granted to APPEL under WORLD's stock option plan), accrued vacation pay and any appropriate business expenses incurred by APPEL in connection with his duties hereunder, all to the date of termination. Thereafter, APPEL will be retained as an advisor and consultant during the Advisory Period in accordance with Paragraph 1.2.

8.3 VOLUNTARY TERMINATION
In the event of a Voluntary Termination APPEL shall promptly be paid all accrued salary, bonus compensation to extent earned, vested deferred compensation (other than pension or profit sharing benefits which will be paid in accordance with the applicable plan), any benefits under any plans of WORLD in which APPEL is a participant to the full extent of APPEL's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by APPEL in connection with his duties hereunder, all to the date of termination. Thereafter, Appel will be retained as an advisor and consultant during the Advisory Period in accordance with Paragraph 1.2.

8.4 TERMINATION UPON A CHANGE OF CONTROL.
In the event of a Termination Upon a Change in Control, APPEL shall promptly be paid all accrued salary, bonus compensation to extent earned, vested deferred compensation (other than pension or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of WORLD in which APPEL is a participant to the full extent of APPEL's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by APPEL in connection with his duties hereunder, all to the date of termination. Thereafter, APPEL will be retained as an advisor and consultant during the Advisory Period in accordance with Paragraph 1.2.

8.5 NOTICE OF TERMINATION.
WORLD may effect a termination of this Agreement pursuant to the provisions of this Section upon giving 30 days written notice to APPEL of such termination. APPEL may effect a termination of this Agreement pursuant to the provisions of this Section upon giving 30 days written notice to WORLD of such termination.

SECTION 9 MISCELLANEOUS PROVISIONS
9.1 WAIVER.
WORLD's waiver to APPEL'S breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach by APPEL.

9.2 NOTICES.
Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or forty-eight (48) hours after deposit in the mail, postage fully prepaid, return receipt requested, addressed to WORLD at:

WORLD FINANCIAL SYSTEMS COMPANY LTD.
44-46 Acropolis Avenue
4th Floor, Office 401
P.O. Box 28697
CY-2081 Nicosia, Cyprus

addressed to APPEL at:

DONALD STUART APPEL
3311 South Rainbow Blvd. Suite 133
Las Vegas, Nevada 89146

or at any other address as any party may, from time to time, designate by notice given in compliance with this Section.

9.3 LAW GOVERNING
This agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

9.4 TITLES AND CAPTIONS
All section titles or captions contained in this Agreement are for convenience only and shall not be deemed as part of the context nor effect the interpretation of this Agreement.

9.5 ENTIRE AGREEMENT
This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

9.6 NON-TRANSFERABILITY.
Neither APPEL, his wife, nor their estates shall have any right to commute, anticipate, encumber, or dispose of any payment hereunder, which payment and the rights thereto are expressly declared nonassignable and nontransferable, except as other wise specifically provided herein.

9.7 AGREEMENT BINDING.
This Agreement shall inure to the benefit of and be binding upon WORLD, its successors and assigns, including, without limitations, any persons, partnership, company or corporation which may acquire substantially all of WORLD's assets or business or with or into which WORLD may be liquidated, consolidated, merged or otherwise combined, and shall inure to the benefit of and be binding upon APPEL, his heirs, distributees and personal representatives. If payments become payable to the surviving widow of APPEL and she shall thereafter die prior to January 1, 2010, such payments shall nevertheless continue to be made to his estate until such date.

9.8 ATTORNEY FEES.
In the event arbitration or suit is brought by any party to this Agreement to enforce any of its terms, and in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial, and/or appellate court.

9.9 COMPUTATION OF TIME.
In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday, or legal holiday.

9.10 PRONOUNS AND PLURALS.
All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the persons may require.

9.11 ARBITRATION.
If at any time during the terms of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter or arbiters shall be selected in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court have jurisdiction thereof.

9.12 PRESUMPTION.
This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

9.13 FURTHER ACTION.
The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

9.14 PARTIES IN INTEREST.
Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

9.15 SEVERABILITY.
If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby, and shall remain in full force and effect.

9.16 CAPTIONS.
The captions at the head of a section or a paragraph of this Agreement are designed for convenience of reference only and are not to be resorted to for the purpose of interpreting any provision of this Agreement.

WORLD FINANCIAL SYSTEMS COMPANY LTD.
                  a Nevada Corporation

by: /d/ Donald Stuart Appel
--------------------------------
         Donald Stuart Appel
its: Chairman and Chief Executive Officer

by: /d/ Paul Douglas Brown
--------------------------------
         Paul Douglas Brown
its: President

by: /d/ Alexis Bernita Appel
--------------------------------
         Alexis Bernita Appel
its: Treasurer

by: /d/ Anna Maria Rosicka
--------------------------------
         Anna Maria Rosicka
its: Secretary

by /s/ Donald Stuart Appel
--------------------------
Donald Stuart Appel,Individally